# POWELL INDUSTRIES, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP 739128 10 6

This Certifies that

is the owner of

FULLY PAID AND NON ASSESSABLE SHARES OF THE PAR VALUE OF ONE CENT ($.01) EACH OF THE COMMON STOCK OF

**POWELL INDUSTRIES, INC.**

transferable on the books of the Corporation in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

POWELL INDUSTRIES, INC. CORPORATE SEAL

SECRETARY

PRESIDENT

AMERICAN STOCK TRANSFER & TRUST COMPANY